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Exhibit 99.1

PROTECTION ONE TO RESTATE 2002 FINANCIAL RESULTS,
REPORTS ADDITIONAL NON-CASH CHARGE TO GOODWILL PURSUANT TO SFAS 142

TOPEKA, Kan., November 1, 2002 (7:30 a.m. CDT)—Protection One, Inc. (NYSE: POI-NEWS) today reported that it will restate its first and second quarter financial statements primarily to reflect additional goodwill impairment pursuant to application of Statement of Financial Accounting Standards (SFAS) No. 142.

        In May 2002, the company appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as the company's independent auditor, replacing the company's previous independent auditor, Arthur Andersen LLP ("Andersen").

        In connection with preparing for the fiscal year 2002 audit, including reviewing the company's first quarter impairment charges, the company and Deloitte & Touche identified an error in the application of SFAS No. 142, a new accounting standard. Principally as a result of correcting that application, the company will record an additional non-cash impairment charge of $105.9 million, net of tax of $17.0 million, or approximately $1.08 per share. The additional charge will increase the previously reported amount and will be reflected in the restated results for the quarters ended March 31, 2002, and June 30, 2002, respectively. The previously reported amount was determined in part based on guidance from Andersen concerning the application of SFAS Nos. 142 and 144. The charge is not expected to affect liquidity and will not violate any debt covenants.

        In a related matter, the 2001 and 2000 financial statements of the company previously audited by Andersen are required to be reaudited under applicable auditing standards due to certain business developments and Andersen's ceasing of its operation. The Audit and Finance Committee of Protection One has approved engaging Deloitte & Touche to conduct these audits.

About Protection One

Protection One, one of the leading commercial and residential monitored security services companies in the United States and a leading security provider to the multifamily housing market through Network Multifamily, serves more than one million customers in North America. For more information on Protection One, go to http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as "we believe", "we anticipate," "we expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest rates, and our ability to enter new markets successfully. Our actual results may differ materially from those discussed here. No assurance can be given that any proposals Protection One receives will provide it with adequate financing on terms which will be economically acceptable to Protection One. See our Annual Report on Form 10-K for the year ended December 31, 2001, the quarterly report on Form 10-Q for the three and six months ended June 30, 2002, and current reports on Form 8-K for further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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  Exhibit 99.1